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[NSTAR LOGO] NSTAR

                                                                    NEWS RELEASE


Contact: Philip J. Lembo
Phone:   (617)424-3562
e-mail:  ir@nstaronline.com

For Immediate Release                                           January 27, 2000

                         NSTAR ANNOUNCES 1999 EARNINGS

Boston, MA -- Nstar (NST - NYSE) today reported earnings of $0.35 per basic and diluted share, respectively, for the three months ended December 31, 1999 versus $0.15, for the same period in 1998. For the year ended December 31, 1999, earnings per basic and diluted share were $2.77 and $2.76, respectively, compared to $2.76 and $2.75 in 1998. The fourth quarter of 1999 represents the first full quarter of NSTAR, following the merger of BEC Energy and Commonwealth Energy System in August.

Chairman and Chief Executive Officer Tom May said, "The company was again successful in shaping and solidifying its future. NSTAR was a top performer in the industry in terms of stock value and total shareholder return. At the same time we accomplished critical strategic and operating objectives, and improved service to customers."

May added that NSTAR is fully committed to enhancing shareholder value. In July, the company was the first in the nation to close on the sale of a nuclear power plant. In August, the company nearly doubled its customer base by completing its merger with COM/Energy in record time for the industry. Later in the year NSTAR announced a $300 million common share buyback program and increased its dividend by 3.1%.

May added that the company's telecommunications joint venture with RCN Corporation will help create additional shareholder value in today's booming telecommunications market.

The results for the year and the quarter reflect the positive contribution of the former COM/Energy subsidiaries for the last four months of 1999. The comparison of 1999 to 1998 is impacted by NSTAR's Boston Edison subsidiary, which experienced a 4.7% increase in retail electric sales for the year and significant cost reductions as a result of operating efficiencies and generating unit divestitures and lower financing costs. However, the impact of the retail electric rate reduction mandated by the Massachusetts Electric Utility Restructuring Law, the amortization of goodwill and
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merger related costs, and the higher level of common shares outstanding as a result of the merger partially offset these positive impacts. Prior year results reflect only the results of BEC Energy.

In addition, earnings per share for the year is impacted by one-time costs associated with an $11.3 million ($0.14 per share) reduction in the carrying value of non-regulated district energy assets.

NSTAR was formed in August 1999 through a merger of BEC Energy and Commonwealth Energy System. The company, headquartered in Boston, MA, provides regulated electric and gas utility services and is also engaged in telecommunications and other non-regulated activities. NSTAR, through its subsidiaries, Boston Edison Company, Cambridge Electric Light Company, Commonwealth Electric Company and Commonwealth Gas Company, serves approximately 1.3 million customers throughout Massachusetts, including approximately 1,040,000 electric customers in 81 communities and 240,000 gas customers in 51 communities. More information can be found at the company's Web site - WWW.NSTARONLINE.COM.

FINANCIAL DATA (in thousands except per share data)



3 months ended December 31:              1999          1998         % Change
-----------------------------------------------------------------------------
Operating revenues                     $  582,787    $  363,153        60.5%
Net income                             $   22,353    $    8,374       166.9%
Preferred dividends provided           $    1,490    $    1,490         0.0%
Earning per share
                  - basic              $     0.35    $     0.15       133.3%
                  - diluted            $     0.35    $     0.15       133.3%
Weighted avg. # of shares
                  - basic                  59,653        47,184        26.4%
                  - diluted                59,793        47,366        26.2%
Dividend declared per share
  of common stock                      $     0.50    $    0.485         3.1%


12 months ended December 31:              1999          1998         % Change
-----------------------------------------------------------------------------
Operating revenues                     $1,851,098    $1,622,515        14.1%
Net income                             $  146,427    $  141,046         3.8%
Preferred dividends provided           $    5,960    $    8,765       (32.0%)
Earning per share
                  - basic              $     2.77    $     2.76         0.4%
                  - diluted            $     2.76    $     2.75         0.4%
Weighted avg. # of shares
                  - basic                  50,796        47,973         5.9%
                  - diluted                50,921        48,149         5.8%
Dividend declared per share
  of common stock                      $    1.955    $    1.895         3.2%

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